UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
August 28, 2007

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code:  (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01   Other Events

On August 28, 2007, PetroQuest Energy, Inc. (the “Company”) issued a press release announcing that it had substantially expanded its leasehold position in the Fayetteville Shale trend of the Arkoma Basin by increasing its acreage to over 17,000 net acres which are located primarily in Van Buren County, Arkansas.  The majority of the acreage position has been acquired in several transactions during the third quarter, and the Company expects to continue expanding this acreage position.

The Company’s drilling activity in the Fayetteville Shale is scheduled to increase over the next several months through participation in a number of non-operated horizontal wells.  Additionally, the Company recently began drilling with a second operated rig in the Woodford Shale and expects to continue utilizing two operated rigs in order to accelerate activity in this area.

Additionally, the Company announced that it is evaluating its strategic alternatives with respect to its gas gathering systems located in the middle of the Woodford Shale trend in southeast Oklahoma.  The Company owns and operates approximately 180 miles of gathering systems with current throughput of approximately 30 million cubic feet per day.  The Company does not expect to publicly disclose further information regarding the status of the evaluation until a definitive transaction is entered into or the process is completed.  There can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms, or as to the timing of any transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date:	August 28, 2007	By: /s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel and Secretary